                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.2)*


                             PSW Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69364J103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [X]  Rule 13d-1(c)

             [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 20 Pages

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 2 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER VENTURES, L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]  (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 (A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          0(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 66,500 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 3 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER VENTURES, C.V.
             See Item 2 for identification of Investment General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY


------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Netherlands Antilles
------------------------------------ -------- ----------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          0(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 66,500 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 4 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER MANAGEMENT, L.L.C.
             See Item 2 for identification of Managing Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          0(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             OO
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 66,500 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 5 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TCV II, V.O.F.
             See Item 2 for list of Managing General Partners
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Netherlands Antilles
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       1,033(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,033(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          1,033(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------
(A) Excludes an aggregate of 65,467 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 6 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER VENTURES II, L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       31,811(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              31,811(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          31,811(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.3%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 34,689 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 7 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TCV II (Q), L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       24,458(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              24,458(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          24,458(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.3%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 42,042 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 8 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TCV II STRATEGIC PARTNERS, L.P.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       4,341(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,341(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          4,341(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 62,159 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                  Page 9 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER VENTURES II, C.V.
             See Item 2 for identification of General Partner
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Netherlands Antilles
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       4,857(A)
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0(A)
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,857(A)
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0(A)
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          4,857(A)
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [X]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.1%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             PN
------------ -------------------------------------------------------------------

(A) Excludes an aggregate of 61,643 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 10 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
             See Item 2 for list of Managing Members
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       66,500
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              66,500
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          66,500
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [ ]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.7%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             OO
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 11 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON      JAY C. HOAG
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           66,500
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              66,500
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          66,500
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [ ]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.7%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             IN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 12 of 20 Pages
-------------------------------                    -----------------------------

------------ -------------------------------------------------------------------

1            NAME OF REPORTING PERSON      RICHARD H. KIMBALL
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      Tax ID Number:
------------ -------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]    (b) [X]
------------ -------------------------------------------------------------------

3            SEC USE ONLY
------------ -------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0
           OWNED BY EACH             -------- ----------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           66,500
                                     -------- ----------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              66,500
                                     -------- ----------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0
------------ -------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          66,500
------------ -------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                  [ ]
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       0.7%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
             IN
------------ -------------------------------------------------------------------

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 13 of 20 Pages
-------------------------------                    -----------------------------

                     ITEM 1.

            (a)      NAME OF ISSUER:   PSW Technologies, Inc. (the "Company")
            (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

                     ITEM 2.

         Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name;
(b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

      I.
            (a) Technology Crossover Ventures, L.P., a Delaware limited partnership ("TCV, L.P."). The General Partner of TCV, L.P. is Technology Crossover Management, L.L.C., a Delaware limited liability company ("TCM"). The sole Managing Members of TCM are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      II.
            (a) Technology Crossover Ventures, C.V., a Netherlands Antilles limited partnership ("TCV, C.V."). The
                     General Partners of TCV, C.V. are TCM and Technology Crossover Administrator, N.V., a Netherlands Antilles corporation ("TCA"). TCA is ultimately controlled by Hoag and Kimball.
            (b)      Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
            (c)      Netherlands Antilles
            (d)      Common Stock
            (e)      69364J103

      III.
            (a) Technology Crossover Management, L.L.C., a Delaware limited liability company. The sole Managing Members of TCM are Hoag and Kimball.
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      IV.
            (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II") and Technology Administrator II, N.V., a Netherlands Antilles corporation ("TCA II").
                     The sole Managing Members of TCM II are Hoag and Kimball. TCA II is ultimately controlled by Hoag and Kimball.
            (b)      Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
            (c)      Netherlands Antilles

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 14 of 20 Pages
-------------------------------                    -----------------------------

            (d)      Common Stock
            (e)      69364J103

      V.
            (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of
                     TCV II, L.P. is TCM II.
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      VI.
            (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      VII.
            (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II SP"). The General Partner of TCV II Strategic Partners is TCM II.
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      VIII.
            (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The Managing General Partners of TCV II, C.V. are TCM II and TCA II.
            (b)      Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
            (c)      Netherlands Antilles
            (d)      Common Stock
            (e)      69364J103
      IX.
            (a)      Technology Crossover Management II, L.L.C., a
                     Delaware limited liability company. The sole Managing Members of TCM II are Hoag and Kimball.
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      Delaware
            (d)      Common Stock
            (e)      69364J103

      X.
            (a)      Jay C. Hoag
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      U.S. Citizen
            (d)      Common Stock
            (e)      69364J103

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 15 of 20 Pages
-------------------------------                    -----------------------------

      XI.
            (a)      Richard H. Kimball
            (b)      575 High Street, Suite 400, Palo Alto, CA 94301
            (c)      U.S. Citizen
            (d)      Common Stock
            (e)      69364J103

                     ITEM 3.

         Not Applicable

                     ITEM 4.

         (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                                 Common Stock                                            Dispositive
    Filing Person             Beneficially Owned      % of Class (1)     Voting Power        Power
    -------------             ------------------      --------------     ------------    -----------
TCV, L.P. (2)                                0               0.0%            sole            sole
TCV, C.V. (2)                                0               0.0%            sole            sole
TCM                                          0               0.0.%           sole            sole
TCV II, V.O.F. (3)                       1,033               0.0%            sole            sole
TCV II, L.P. (3)                        31,811               0.3%            sole            sole
TCV II (Q), L.P. (3)                    24,458               0.3%            sole            sole
TCV II SP (3)                            4,341               0.0%            sole            sole
TCV II, C.V. (3)                         4,857               0.1%            sole            sole
TCM II                                  66,500               0.7%            sole            sole
Hoag (4)                                66,500               0.7%           shared           sole
Kimball (4)                             66,500               0.7%           shared           sole

                     (1) All percentages in this table are based on the 9,543,065 shares of Common Stock of the Company outstanding, as of October 31, 1999, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.

                     (2) Each noted entity (together, the "TCV I Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM, as sole General Partner of TCV, L.P. and as Investment General Partner of TCV, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                     (3) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II SP, and as Investment General Partner of TCV II, V.O.F. and TCV II, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 16 of 20 Pages
-------------------------------                    -----------------------------



                     (4) Under the operating agreement of TCM, and TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV I Funds and TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                     ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                     ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

                     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

                     ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

                     ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

                     ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 17 of 20 Pages
-------------------------------                    -----------------------------

                        MATERIAL TO BE FILED AS EXHIBITS


         The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

         Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

         The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

         Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

         The following exhibit was filed as Exhibit C to the Schedule 13G relating to the Common Stock of Cacheflow, Inc., filed by the undersigned with the Securities and Exchange Commission on November 29, 1999 and is hereby incorporated herein by reference:

         Exhibit C - Agreement to File Jointly and Statement Appointing Designated Filer and Authorized Signatory

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 18 of 20 Pages
-------------------------------                    -----------------------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 1, 2000               TECHNOLOGY CROSSOVER VENTURES, L.P.,
                                       a Delaware Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              ----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TECHNOLOGY CROSSOVER VENTURES, C.V., a
                                       Netherlands Antilles Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TECHNOLOGY CROSSOVER MANAGEMENT, L.L.C.,
                                       a Delaware Limited Liability Company


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TECHNOLOGY CROSSOVER VENTURES II, L.P.,
                                       a Delaware Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 19 of 20 Pages
-------------------------------                    -----------------------------

Dated:  February 1, 2000               TCV II (Q), L.P.,
                                       a Delaware Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TCV II STRATEGIC PARTNERS, L.P.,
                                       a Delaware Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TECHNOLOGY CROSSOVER VENTURES II, C.V., a
                                       Netherlands Antilles Limited Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TCV II, V.O.F.,
                                       a Netherlands Antilles General
                                       Partnership


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               TECHNOLOGY CROSSOVER MANAGEMENT II,
                                       L.L.C., a Delaware Limited Liability
                                       Company


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory

-------------------------------                    -----------------------------
CUSIP NO. 69364J103                   13 G                 Page 20 of 20 Pages
-------------------------------                    -----------------------------

Dated:  February 1, 2000               JAY C. HOAG


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory


Dated:  February 1, 2000               RICHARD H. KIMBALL


                                       By:    /s/  Robert C. Bensky
                                              -----------------------------
                                              Robert C. Bensky
                                              Authorized Signatory